EXHIBIT 99.1

[LOGO]     Constellation

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Constellation Brands Adds One Board Seat;
Peter H. Soderberg Selected to Fill New Director Position

FAIRPORT, N.Y., April 9, 2007 - Constellation Brands, Inc. (NYSE: STZ; ASX: CBR), a leading international producer and marketer of beverage alcohol, today announced that its board of directors authorized an increase in board positions from seven to eight, and approved Peter H. Soderberg, 60, to fill the new board seat effective April 4, 2007. Soderberg is currently president and chief executive officer of Batesville, Indiana-based Hillenbrand Industries, Inc. (NYSE: HB), a public holding company for two major operating businesses serving the healthcare and funeral services industries.

“With tremendous manufacturing, marketing and operational experience in the consumer products, business-to-business and service industry sectors, Peter will be a valued addition to the Constellation Brands board and we look forward to the contributions he will make and the guidance he will provide,” said Richard Sands, Constellation Brands chairman and chief executive officer. “It has been our desire to increase the number of directors as the company grows, and we believe the time is right to add another voice to our strategic business analysis and decision making capabilities.”

Prior to joining Hillenbrand in 2006, Soderberg was with privately held Welch Allyn Inc. from 1993 to 2006, rising to president and chief executive officer of the New York-based medical equipment manufacturer in 2000. Soderberg spent 23 years at Johnson & Johnson in various management positions, mostly

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in consumer products, and he also founded a venture capital business, Princeton Entrepreneurial Resources. He earned a bachelor’s degree in engineering from Yale University. Soderberg is currently on the boards of the Advanced Medical Technology Association, the Syracuse Symphony Orchestra, Greatbatch, Inc., as well as Hillenbrand.

About Constellation Brands
  Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation’s portfolio include:  Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Goundrey, Nobilo, Kim Crawford, Alice White, Ruffino, Kumala, Robert Mondavi Private Selection, Rex Goliath, Toasted Head, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Inniskillin, Jackson-Triggs, Simi, Robert Mondavi Winery, Stowells, Blackthorn, Black Velvet, Mr. Boston, Fleischmann’s, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792 and the Effen and SVEDKA vodka lines. Constellation Brands, through Crown Imports LLC, imports and markets Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl and Tsingtao beers. For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

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